SUB-ITEM 77C:   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

      On December 4, 2007, a Special Meeting of Shareholders of the Wells Dow Jones Wilshire U.S. REIT Index Fund (the "Fund"), formerly the Wells S&P REIT Index Fund, was held for the purpose of voting on the following proposal:

Proposal:   To approve or disapprove a new Sub-Advisory Agreement by and among
            Wells Asset Management, Inc., the Fund's investment adviser, the registrant on behalf of the Fund, and The Tuckerman Group, LLC

      The total number of shares of the Fund present in person or by proxy represented approximately 50.83% of the shares entitled to vote at the Special Meeting.

      The shareholders of the Fund voted to approve the Proposal. The votes cast with respect to the Proposal were as follows:

                                Number of Shares
          ------------------------------------------------------------
               For                   Against                 Abstain
          --------------          -----------              -----------
          12,847,026.411          369,974.906              702,871.096